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                                                                  EXHIBIT 10.164

                   PRE-CLOSING BUSINESS ARRANGEMENT AGREEMENT
                   ------------------------------------------

         PRE-CLOSING BUSINESS ARRANGEMENT AGREEMENT (this "Agreement"), dated as of May 6, 2002, by and among CERTIS U.S.A., L.L.C., a Delaware limited liability company (the "Buyer"), ECOGEN INC., a Delaware corporation ("Ecogen"), ECOGEN-BIO INC., a Delaware corporation ("Ecogen-Bio") and ECOGEN TECHNOLOGIES I INCORPORATED, a Delaware corporation ("Ecogen-Tech" and collectively with Ecogen and Ecogen-Bio, the "Sellers" and individually, a "Seller"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Ecogen Asset Purchase Agreement dated May 6, 2002 by and among Buyer and the Sellers (the "Asset Purchase Agreement").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, pursuant to the Asset Purchase Agreement the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer certain assets related to Bacillus thuringiensis ("Bt") bioinsecticides and insecticidal nematodes Products (excluding Bt insecticide products known as CellCap(TM) products), including those Products listed in Schedule A thereto (collectively, the "Products");

         WHEREAS, the parties desire to provide for an orderly transfer of the Purchased Assets and to maintain a market presence for the Products;

         WHEREAS, the Sellers desire to license to the Buyer, and the Buyer desires to obtain a license, to manufacture, have manufactured, distribute, market and sell each of the Products;

         NOW, THEREFORE, in consideration of the mutual representations and warranties and covenants made herein, the Buyer and the Sellers, each intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                          GRANT OF LICENSE; COMMISSION
                          ----------------------------

         Section 1.01 Grant of License. Upon execution of the Asset Purchase Agreement and subject to the other provisions of this Agreement, the Sellers shall grant the Buyer an exclusive (including with regard to the Sellers), royalty-free, world-wide license, under the Sellers' right, title, and interest in and to the Purchased Assets to manufacture, have manufactured, market, distribute, sell each of the Products, provided, however such license shall be subject to any rights previously granted by Ecogen under the Intrachem License Agreement between Ecogen and Intrachem Bio (International) SA dated October 15, 2001.

         Section 1.02 Commission. In consideration of the rights granted herein and subject to the terms and conditions set forth in this Agreement, the Buyer shall pay the Sellers a commission equal to 10% of gross sales of Product sold by the Buyer or its Affiliates from the date hereof until Closing.

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         Section 1.03 Payment of Commission. The Buyer shall pay to the Sellers any commission due hereunder within five (5) days of the end of each month and final payment shall be made at the Closing Date or as soon as practicable thereafter. Such payment shall be accompanied by a statement showing (i) gross sales for such month and (ii) the amount of the commission payable in respect of such gross sales.

                                   ARTICLE II

                                    INVENTORY
                                    ---------

         Section 2.01 Inventory. From time to time, beginning from the date hereof until the earlier of the termination of the license pursuant to Section
3.01 or the Closing of the Asset Purchase Agreement, the Sellers shall sell and the Buyer shall purchase any or all of the Inventory for use in the manufacture of the Products or for sale to third parties.

         Section 2.02 Payment. The Buyer shall pay to the Sellers the corresponding value of such Inventory set forth in the Schedule 1.01(a)(i) of the Asset Purchase Agreement within five (5) Business Days after purchasing such Inventory and final payment shall be made at the Closing Date or as soon as practicable thereafter. Payments by the Buyer for purchases of Inventory hereunder shall result in a corresponding deduction in the amount of the Purchase Price payable by Buyer at the Closing pursuant to Section 1.04(a) of the Asset Purchase Agreement.

                                   ARTICLE III

                              TERM AND TERMINATION
                              --------------------

         Section 3.01 Term of License. The term of the license granted hereunder shall commence upon the execution of the Asset Purchase Agreement and, unless terminated earlier pursuant hereto, shall expire upon the Closing Date at which time the Buyer shall be the owner of the licensed rights and any remaining Inventory.

         Section 3.02 Termination Prior to Closing. In the event the Asset Purchase Agreement is terminated prior to Closing of the Asset Purchase Agreement, the exclusive license granted by the Sellers to Buyer hereunder shall terminate and the Buyer shall immediately cease manufacture of the Products, provided all unfinished Products may be completed and packaged. Thereafter the Buyer shall have a six (6) month period from such termination to sell-off any remaining Products and Inventory in the Buyer's possession. The Buyer's payment of any commission during the such six (6) month sell-off period shall be made in accordance with Section 1.03 hereof.

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                                   ARTICLE IV

                                  MISCELLANEOUS
                                  -------------

         Section 4.01 Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by confirmed facsimile (with the original to follow by first class mail, postage prepaid) or sent, postage prepaid, by registered or certified mail or internationally recognized overnight courier service and shall be deemed given when so delivered by hand, facsimile, mail or overnight courier service at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to the Buyer, to

                       Certis USA
                       9145 Guilford Road
                       Suite 175
                       Columbia, MD 21046
                       Attention: President
                       Telecopy: (301) 604-7015

                       with a copy to:

                       Pillsbury Winthrop LLP
                       One Battery Park Plaza
                       New York, NY 10004
                       Attention: Donald G. Kilpatrick
                       Telecopy: (212) 858-1500

                 (b)      if to the Sellers, to

                       Ecogen Inc.
                       2000 West Cabot Blvd. #170
                       Langhorne, PA 19047-1811
                       Attention: James P. Reilly, Jr.
                       President and Chief Executive Officer
                       Telecopy: (215) 757-3339

                       with a copy to:

                       Blank Rome Comisky and McCauley LLP
                       The Chrysler Building, 405 Lexington Avenue
                       New York, NY 10174
                       Attention: Emanuel J. Adler
                       Telecopy: (212) 885-5001

         Section 4.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law, or public policy, all other

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conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or other provision will be interpreted so as to best accomplish the intent of the parties within the limits of Applicable Law.

         Section 4.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 4.04 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 4.05 Amendments. No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and executed by all of the parties hereto.

         Section 4.06 Assignment; Successors in Interest. (a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that the Buyer may, in its sole discretion, assign any of or all of its rights, interests and obligations under this Agreement to any wholly-owned subsidiary of Mitsui & Co. (U.S.A.), Inc., but no such assignment shall relieve the Buyer of any of its obligations under this Agreement. Any purported assignment in violation of this Section 4.06 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         (b) In the event that any of the Sellers sells, transfers or leases all or substantially all of its assets, or is not the surviving corporation in any merger, consolidation or other business combination in which it may enter with any Person, such Seller will cause such purchaser or surviving corporation, as the case may be, to assume such Seller's obligations under this Agreement upon the consummation of any such transaction, so long as any of such obligations remain outstanding, unpaid or unperformed.

         Section 4.07 Governing Law. Pursuant to Section 5-1401 of the New York General Obligations Law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         Section 4.08 Arbitration. (a) Any dispute, controversy or claim arising out of or relating to this Agreement that cannot be resolved between the Buyer and the Sellers shall be resolved in accordance with the procedures specified in this Section 4.08, which shall constitute the sole and exclusive procedures for the resolution of such disputes.

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         (b) The Buyer and the Sellers agree to use commercially reasonable efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiations conducted in good faith between representatives of each party having authority to reach such a settlement. All negotiations pursuant to this Section 4.08 shall be confidential and shall be treated as compromise and settlement negotiations and shall not be admissible for any purposes in any subsequent arbitration.

         (c) Any dispute arising out of or relating to this Agreement which has not been resolved by negotiations as provided in subsection (b) of this Section 4.08, within forty-five (45) days from the date that such negotiations shall have been first requested by any party hereto, shall be settled by arbitration before a panel of three (3) independent and impartial arbitrators (the "Arbitration Panel") in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, except to the extent such rules are inconsistent with this Agreement, in which case the provisions of this Agreement shall be followed. The Buyer and the Sellers each shall select one (1) member of the Arbitration Panel, who shall jointly select the third member of the Arbitration Panel. In no case shall there be any ex parte communications between any party hereto and any member of the Arbitration Panel regarding any dispute between the parties. If the Buyer or the Sellers refuses to participate in good faith in negotiations as provided in subsection (b) of this Section 4.08, the Buyer or the Sellers, as the case may be, may initiate arbitration at any time after such refusal without waiting for the expiration of the forty-five
(45) day period. Except as provided in subsection (d) of this Section 4.08, relating to provisional remedies, the Arbitration Panel shall decide all aspects of any dispute brought to them, including attorney disqualification and the timeliness of the making of any claim. The Arbitration Panel shall have the discretion to order a pre-hearing exchange of information by the parties, including the production of requested documents, the exchange of testimony of proposed witnesses, and the examination by deposition of parties. The Arbitration Panel shall not have the authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

         (d) The Buyer or the Sellers may, without prejudice to any negotiation or arbitration procedures, proceed to any court of competent jurisdiction to obtain provisional judicial relief if, in the Buyer's or the Sellers' discretion, as the case may be, such action is necessary to avoid imminent irreparable harm or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section 4.08.

         (e) The site of any arbitration brought pursuant to this Agreement shall be New York, NY, and the language in which the arbitration shall be conducted, including all writings relating thereto (including the award of the Arbitration Panel), shall be in English. All discovery activities shall be completed within sixty (60) days after the initial meeting of the Arbitration Panel. The award of the Arbitration Panel shall be (i) final and binding upon the parties, (ii) issued within ninety (90) days after the initial meeting of the Arbitration Panel, (iii) in writing and (iv) set forth the factual and legal bases for such award. The Arbitration Panel is to award attorneys' fees and the cost of the arbitration to the prevailing party. Judgment on the award rendered by the Arbitration Panel may be entered and enforced in any court having jurisdiction thereof in accordance with the New York Convention on Arbitration.

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         Section 4.09 Interpretation. (a) (a) Unless the context otherwise requires, (i) each term defined in this Agreement has the meaning ascribed to it, (ii) "or" is disjunctive but not necessarily exclusive, (iii) words in the singular include the plural and vice versa. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

              (b) In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the extent to which any such party or its counsel participated in the drafting of any provision hereof or by virtue of the extent to which any such provision is inconsistent with any prior draft hereof.

              (c) All references to "$" or dollar amounts are to lawful currency of the United States of America.

              (d) All documents and correspondence relating to this Agreement shall be in the English language.

         Section 4.10 Waiver. The failure of any of the parties to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance.

         Section 4.11 Payments. Unless otherwise provided, all payments required to be made pursuant to this Agreement shall be made in U.S. Dollars in the form of cash or by wire transfer or immediately available funds to an account designated by the party receiving such payment.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

                            ECOGEN INC.




                            By:  /s/ James P. Reilly, Jr.
                                 -----------------------------------------------
                                 James P. Reilly, Jr.
                                 President, Chairman and Chief Executive Officer


                            ECOGEN-BIO, INC.




                            By:  /s/ James P. Reilly, Jr.
                                 -----------------------------------------------
                                 James P. Reilly, Jr.
                                 President, Chairman and Chief Executive Officer


                            ECOGEN TECHNOLOGIES I INC.




                            By:  /s/ James P. Reilly, Jr.
                                 -----------------------------------------------
                                 James P. Reilly, Jr.
                                 President, Chairman and Chief Executive Officer


                            CERTIS U.S.A., L.L.C.




                            By:  /s/ Dennis S. Banasiak
                                 -----------------------------------------------
                                 Dennis S. Banasiak
                                 President and Chief Executive Officer

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